BARK APPOINTS ZAHIR IBRAHIM AS CHIEF FINANCIAL OFFICER

Ibrahim Brings Nearly 30 years of Financial Leadership Experience Scaling High-Growth, Direct-to-Consumer Brands

NEW YORK, January 3, 2023 – BARK, Inc. (“BARK” or the “Company”) (NYSE: BARK), a leading global omnichannel brand with a mission to make all dogs happy, today announced that Zahir Ibrahim has joined the Company as Chief Financial Officer, effective immediately. Mr. Ibrahim brings nearly three decades of financial leadership experience at public and private companies, including scaling high-growth, direct-to-consumer brands. He is based in New York and reports to BARK’s Co-Founder, Executive Chairman, and Chief Executive Officer, Matt Meeker.

“The addition of Zahir to our highly-talented leadership team is an important milestone as we continue to scale our business and build on our position as the world’s most dog-centric company,” said Mr. Meeker. “Zahir’s experience driving business performance at public and private companies, and deep familiarity with consumer brands across digital and retail channels will be exceptionally beneficial as we accelerate our path to profitability and deliver value to all of our stakeholders. We welcome Zahir, and his beloved Golden Retriever, Oscar, to BARK.”

Mr. Meeker added, “I would also like to thank Howard Yeaton, Interim Chief Financial Officer, for his thoughtful leadership and meaningful contributions over the past year. Howard has been a valuable partner and will remain with the Company through a short transition period.”

Most recently, Mr. Ibrahim served as Chief Financial Officer and Chief Administrative Officer of Do Good Foods LLC, a startup focused on upcycling surplus grocery food into nutritious animal feed to create sustainable animal protein. Prior to that, he served as Chief Financial Officer of KIND LLC, a healthy snacks company, where he helped drive the company’s strategy and build its infrastructure, enabling significant growth and international expansion. In addition, he led KIND through M&A transactions, as well as the sale of the business to Mars in 2020. Before KIND, Mr. Ibrahim served as Chief Financial Officer at Annie’s Inc. (NYSE: BNNY), a widely recognized natural and organic food company, where he led the business through organic and inorganic growth, and managed the sale and transition of the business to General Mills. Previously, Mr. Ibrahim held several roles at Molson Coors Brewing Company (NYSE: TAP), culminating with Vice President, Controller, and Chief Accounting Officer.

Earlier in his career, Mr. Ibrahim served in senior financial positions at CML Innovative Technologies, Elementis Specialties, and Pirelli Tires, and trained as a Chartered Accountant with KPMG LLP. He holds a Bachelor of Arts in Financial Management, Economics, and Accounting from the University of Sheffield and an MBA from the University of Warwick.

“I am incredibly excited to join BARK as it continues to expand into compelling new areas like food and consumables while remaining true to its mission of making all dogs happy,” said Mr. Ibrahim. “BARK places the unique needs of its customers at the forefront of its strategy, while its data-driven approach enables it to scale efficiently and responsibly. As an enthusiastic dog lover, I look forward to working with Matt and the team to drive the business towards sustainable profitability.”

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com